Exhibit 10.2 (b)


AMENDMENT TO EMPLOYMENT CONTINUITY AGREEMENT

     THIS AMENDMENT to the Employment Continuity Agreement, dated ____________, 2000 (the "Agreement"), between _____________ (the "Executive') and THE FIRST NATIONAL BANK OF BAR HARBOR (the "Bank") is made and entered into by and between the Executive and FIRST NATIONAL BANK OF DAMARISCOTTA ("FNBD") pursuant to the terms of that certain Merger Agreement, dated August 25, 2004 (the "Merger Agreement"), between FNB Bankshares, owner of 100% of the outstanding capital stock of the Bank ("FNB") and First National Lincoln Corporation, owner of 100% of the outstanding capital stock of FNBD ("FNLC") and in furtherance of the Executive's employment by FNBD. All capitalized terms not otherwise defined herein shall have the meaning provided therefor in the Merger Agreement.

     WHEREAS, Section 6.12(b) of the Merger Agreement provides for the assumption by FNBD of the obligations of the Bank under the Agreement following the merger of FNB with and into FNLC, subject to certain amendments; and

     WHEREAS, the Executive and FNBD now wish to execute a written amendment to the Agreement, pursuant to the terms of the Merger Agreement and in furtherance of the Executive's employment with FNBD.

     NOW THEREFORE, the parties hereby amend the Agreement as follows, effective as of the Effective Time.

     1.     Assignment of Rights and Assumption of Obligations.  Pursuant to
Section 6.12(b) of the Merger Agreement and Section VII of the Agreement, FNBD hereby assumes all of the obligations of the Bank under the Agreement and the Executive acknowledges that FNBD has succeeded to all of the rights of the Bank under the Agreement as successor to the Bank. Beginning at the Effective Time, all references to the Bank contained in the Agreement shall be deemed to be references to FNBD and all references to FNB shall be deemed references to FNLC.

     2.     Base Amount.  Pursuant to Section 6.12(b) of the Merger Agreement,
Sections   II (a) and II(c) of the Agreement are hereby restated in their entirety to read as follows:

     "(a)     The Bank agrees that if there is a Change in Control of the Bank and the Executive is terminated or elects to resign from his position within 24 months following a Change in Control of the Bank, the Executive shall receive a severance payment in a single lump sum equal to 299% of his "base amount".
Such amount shall be payable within ten days after such termination or resignation following a Change in Control of the Bank. For purposes of determining the amount payable to the Executive hereunder, the term "base amount" shall mean the base salary in effect and payable to the Executive as reflected in the payroll records of the Bank on December 31, 2004."

     "(c)     Notwithstanding the foregoing, in no event shall the aggregate amount payable to the Executive under this Agreement exceed 299% of the Executive's statutory base amount, within the meaning of Section 280G of the Internal Revenue Code (the "280G Base Amount"). The Bank shall reduce the amount payable to the Executive as and to the extent necessary to ensure that the aggregate amount payable under this Agreement shall not exceed 299% of the Executive's 280G Base Amount."



3. Non-Competition. The second sentence of Section IX of the Agreement is hereby restated in its entirety to read as follows:

"In the event the Executive resigns, or his employment with the Bank is terminated, and he receives the severance payment under this Agreement, the Executive agrees that, for a period of one (1) year from the date of such resignation or termination, he shall not accept employment with any financial institution which has an office or branch in Knox County, Lincoln County, Hancock County, or Washington County, Maine.

4. Effective Date of Amendment; Failure to Close. The parties expressly agree that this Amendment has been executed in anticipation of the closing of the Merger and the commencement of the Executive's employment by FNBD beginning at the Effective Time. This Amendment shall be effective as of the Effective Time, provided that this Amendment shall terminate and be of no further effect upon (i) termination of the Merger Agreement in accordance with its terms without the Merger being effected or (ii) termination of Executive's employment with Bank prior to the Effective Time.

5. No Effect on Other Terms. This Amendment is intended to modify only those provisions of the Agreement as are expressly modified hereby and shall have no effect on any other terms or conditions under the Agreement, which terms and conditions are hereby expressly affirmed by the parties; provided, however, that the Bank and Executive agree to amend this Agreement, if necessary or desireable, to avoid any adverse effect on the Executive due to the adoption of the American Jobs Creation Act of 2004 (HR 4520) or any regulations promulgated by the Internal Revenue Service thereunder. This Amendment shall supersede the provisions of Section 6.12(b) of the Merger Agreement as and to the extent they relate to the amendment of the Agreement.

     IN WITNESS WHEREOF, the Executive has signed this Amendment and FNBD has caused this Amendment to be signed by its duly authorized signatory on this __ day of December, 2004.

                    FIRST NATIONAL BANK OF DAMARISCOTTA


                    __________________________________________
                    By:
                    Its:


                    EXECUTIVE


                    ___________________________________________